UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ESS TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-2928582

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

48401 Fremont Boulevard Fremont, California	94538

(Address of principal executive offices)	(Zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.☐
Securities Act registration statement file number to which this form relates: 333-150234
Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

EXPLANATORY NOTE
     Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 21, 2008, between ESS Technology, Inc., a California corporation (“ESS California”), Echo Technology (Delaware), Inc., a Delaware corporation and wholly owned subsidiary of ESS California (“ESS Delaware”), Semiconductor Holding Corporation, a Delaware corporation and wholly owned subsidiary of Imperium Master Fund, Ltd. (“Imperium”), and Echo Mergerco, Inc., a Delaware corporation and wholly owned subsidiary of Imperium, ESS California has been merged with and into ESS Delaware, effective June 30, 2008, with ESS Delaware as the surviving corporation (the “Reincorporation Merger”) and ESS Delaware thereby changed its name to ESS Technology, Inc.
     The Reincorporation Merger and related transactions are described in the Joint Proxy Statement/Prospectus of ESS Delaware, originally filed on Form S-4 (Registration No. 333-150234) with the Securities and Exchange Commission on April 14, 2008, and subsequently amended on May 22, 2008 (the “Registration Statement”).
     This Form 8-A is being filed by ESS Delaware, as successor registrant to ESS California, to reflect the transaction described above.
Item 1. Description of Registrant’s Securities to be Registered.
     The description of the Common Stock of ESS Delaware (the “Registrant”) set forth under the caption “Description of Securities of ESS Delaware” in the Registrant’s Registration Statement is hereby incorporated by reference in response to this item.
Item 2. Exhibits.
     Because no other securities of the Registrant are registered on the Nasdaq Stock Market LLC, and the securities being registered by this Form 8-A are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, no exhibits are required to be filed with this Form 8-A.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 30, 2008	ESS TECHNOLOGY, INC.
	By:	/s/ Robert L. Blair
	Name:	Robert L. Blair
	Title:	President and Chief Executive Officer